Exhibit 99(2)(h)

PLACEMENT AGENCY AGREEMENT

CITIGROUP ALTERNATIVE INVESTMENTS
MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

This Placement Agreement (the “Agreement”) dated as of             , 2002, by and among Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the “Fund”), a Delaware limited liability company operating (or intending to operate) as a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and Salomon Smith Barney Inc. (the “Placement Agent”), a New York corporation operating as a broker-dealer and registered as such with the Securities and Exchange Commission (“SEC”) and National Association of Securities Dealers, Inc. (“NASD”).

WHEREAS

(A)
The Fund issues units of limited liability company interests (“Units”), designated in Series, pursuant to the Fund’s registration statement on Form N-2 dated November 12, 2002, as amended or supplemented from time to time (the “Memorandum”).

(B)	The Fund desires to appoint the Placement Agent as placement agent with respect to the Units, and the Placement Agent is willing to accept such appointment.

NOW IT IS AGREED AS FOLLOWS:

1.    Placement of Units

(a)    Subject to the terms and conditions set forth herein, the Fund appoints the Placement Agent as its non-exclusive placement agent in connection with the placement of Units, and the Placement Agent hereby accepts such appointment and agrees to use its reasonable best efforts to offer and sell Units to investors whom the Placement Agent reasonably believes meet the eligibility requirements set forth in the Memorandum and to use all reasonable efforts to assist the Fund in obtaining performance by each investor who submits a Subscription Agreement (as defined below). Unless otherwise agreed by the parties, the Fund and/or Citigroup Alternative Investments LLC, its investment adviser and administrator (the “Investment Adviser” or the “Administrator”), shall be responsible for reviewing each Subscription Agreement to confirm that it has been completed in accordance with the instructions thereto and that each has been completed by or on behalf of an “Eligible Investor” as described in the Memorandum. The Fund and/or the Administrator, in its or their sole discretion, may return to the Placement Agent any Subscription Agreement that is not completed to its or their satisfaction and shall be under no obligation to accept any Subscription Agreement. The Placement Agent is not obligated to sell any specific number of Units or to purchase any Units for its own account. The Fund shall be entitled to appoint additional placement agents.

(b)    In offering subscriptions for Units, the Placement Agent shall act solely as the agent of the Fund and not as principal.

(c)    Prior to forwarding a Subscription Agreement to the Fund and/or the Administrator for acceptance, the Placement Agent shall use its reasonable efforts to determine that the subscriber for Units has a legitimate source of funds, that there is no reason to suspect such subscriber of money laundering activities, and that in forwarding the Subscription Agreement the Placement Agent is compliant with the program described in Section 5(h).

(d)    For purposes of the offering of Units, the Fund has furnished to the Placement Agent copies of the Memorandum and subscription documentation (the “Subscription Agreement”). Additional copies of such documents will be furnished to the Placement Agent at no cost to the Placement Agent in such numbers as reasonably requested. The Placement Agent is authorized to furnish to prospective subscribers for Units only such information concerning the Fund and the offering as may be contained in the Memorandum, the Fund’s formation documents, or any other documents, including sales material, if approved in writing by the Fund (collectively with the Memorandum, formation documents and Subscription Agreement, the Fund’s “Offering Documents”). The

Placement Agent shall assist the Administrator in maintaining a record of each prospective investor to whom the Placement Agent furnishes Offering Documents.

(e)    The Placement Agent acknowledges that Units will be offered and sold only as set forth in the Memorandum and the Fund’s formation documents, including, without limitation, with respect to the commencement of the offering, pricing of Units, handling of investor funds, subscription dates and investor eligibility and accreditation standards. The Placement Agent further acknowledges that Units will be offered and sold pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), set forth in Section 4(2) and/or Regulation D under the 1933 Act.

(f)    The Fund may suspend or terminate the offering of any Series of Units at any time as to specific classes of investors, as to specific jurisdictions or otherwise. Upon notice to the Placement Agent of the terms of such suspension or termination, the Placement Agent shall suspend solicitation of subscriptions for Units in accordance with such terms until the Fund notifies the Placement Agent that such solicitation may be resumed.

(g)    The Fund will furnish the Placement Agent with such documents as it may reasonably require, from time to time, for the purpose of enabling it to pass upon the issuance and sale of Units as contemplated in this Agreement and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions contained in this Agreement; and all proceedings taken by the Fund and in connection with the issuance and sale of Units as contemplated in this Agreement will be satisfactory in form and substance to the Placement Agent.

2.    Handling of Orders

(a)    For purposes of this Agreement, purchasers of Units whose subscriptions were solicited by the Placement Agent and accepted by the Fund are referred to herein as the “Placement Agent’s Subscribers.”

(b)    All properly presented and accepted subscriptions for the purchase of Units shall be executed at the offering price per Unit described in the Memorandum.

(c)    The procedures relating to soliciting and the handling subscriptions for Units will be subject to the terms of the Memorandum and the Operating Procedures set forth in Appendix A hereto.

(d)    Payments for Units shall be made as specified in the Memorandum and Subscription Agreement.

(e)    The Placement Agent will not at any time be responsible for performing recordkeeping or accounting services with respect to the Fund, except as described in Section 1(d) hereof. The Fund shall promptly inform the Placement Agent of the Fund’s Net Assets and Net Asset Value per Unit (and/or in certain instances estimated Net Asset Values) as soon as reasonably practicable following their calculation. The Placement Agent is authorized to communicate such calculations to each of the Placement Agent’s Subscribers. In the event that estimated Net Asset Values are provided in lieu of Net Asset Values, the Placement Agent shall make appropriate disclosures to the Placement Agent’s Subscribers.

3.     Fees and Expenses

(a)    The Placement Agent is entitled to charge a placement fee to each investor on the purchase price of its Units of up to 3.0% as specified in the Memorandum upon acceptance of the investor’s subscription for Units by the Administrator; provided that the Placement Agent shall have the authority to waive or reduce the placement fee in particular cases, at its sole discretion, in consultation with the Administrator and as generally described in the Memorandum.

(b)    Except as may otherwise be agreed to by the Fund, the Placement Agent shall be responsible for the payment of all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement (other than those costs associated with preparing and updating the Memorandum and with reviewing the qualifications of prospective investors, which costs will be borne by the Fund).

4.    Additional Representations, Warranties and Covenants of the Fund

The Fund hereby represents, warrants and covenants to the Placement Agent that:

(a)    The Fund has been duly formed under the laws of the State of Delaware and has the power and authority to effect the offering of its Units and conduct its business as described in the Memorandum. All necessary filings, consents and other actions necessary to qualify the offering of Units in each applicable U.S. state and to conduct the business of the Fund as described in the Memorandum have been, or will timely be, made or taken.

(b)    The Fund intends to engage in business as a closed-end, non-diversified management investment company and is registered as such under the 1940 Act.

(c)    The sale of Units and the execution, delivery and performance of this Agreement, and the Fund’s conduct of business as described in the Memorandum will not result in the violation of any applicable law.

(d)    The Fund will use the proceeds from the sale of Units for the purposes set forth in the Memorandum.

(e)    Units to be or which may be issued by the Fund have been duly authorized for issuance and sale and, when issued and delivered by the Fund, will conform in all material respects to all statements relating thereto contained in the Memorandum.

(f)    The Memorandum and any selling materials prepared or approved by the Fund do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time after the commencement of the offering of Units and prior to the termination of such offering, an event occurs that in the opinion of counsel to the Fund materially affects the Fund and that should be set forth in an amendment or supplement to the Memorandum in order to make the statements in the Memorandum not misleading in light of the circumstances under which they are made, the Fund will notify the Placement Agent as promptly as practicable of the occurrence of such event and prepare and furnish to the Placement Agent copies of an amendment or supplement to the Memorandum, in such reasonable quantities as it may request, in order that the Memorandum will not contain any untrue statement of any material fact or omit to state a material fact that in the opinion of such counsel is necessary to make the statements in the Memorandum not misleading in light of the circumstances under which they are made.

(g)    This Agreement has been duly authorized, executed and delivered by the Fund and, upon execution by the Placement Agent, will constitute a valid and binding agreement of the Fund.

(h)    Upon the Placement Agent’s request, the Fund will make available to the Placement Agent any information pertaining to the Fund reasonably requested by any prospective investor.

The foregoing covenants and representations shall be true and correct as of the date hereof and for so long as the Agreement remains in effect and the Placement Agent’s Subscribers are invested in the Fund.

5.    Additional Representations, Warranties and Covenants of the Placement Agent.

The Placement Agent hereby represents and warrants to the Fund as follows:

(a)    The Placement Agent will comply with all applicable laws and regulations in connection with its activities as placement agent.

(b)    The Placement Agent has full power and authority to enter into, and to perform its obligations under, this Agreement.

(c)    The execution of this Agreement by the Placement Agent has been validly authorized.

(d)    In selling Units, the Placement Agent will solicit offers to buy Units only in compliance with the procedures described in the Memorandum and in accordance with this Agreement (including, but not limited to, compliance with Section 4(2) of the Securities Act and Regulation D thereunder). Neither the Placement Agent nor any other persons authorized by the Placement Agent will give any information or make any representations, other than those contained in the Memorandum and any other Offering Documents specifically approved by the Fund.

(e)    The Placement Agent will distribute to each person to whom the Placement Agent has furnished a copy of the Memorandum and/or other applicable written offering document any amendment or supplement thereto provided to the Placement Agent by the Fund as may be applicable to such person.

(f)    The Placement Agent will not, at any time, offer to sell Units by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television, radio or the internet or seminar or meeting whose attendees have been invited by general solicitations or advertising.

(g)    The Placement Agent acknowledges that transfers of Units (and their repurchase by the Fund) are restricted as described in the Memorandum.

(h)    The Placement Agent represents that it has an anti-money laundering program in place reasonably designed to comply with Section 352 of the USA Patriot Act, NASD Rule 3011, and NYSE Rule 445. The Placement Agent’s anti-money laundering program includes: (i) Anti-Money Laundering/“Know Your Customer” policies and procedures (ii) the designation of an Anti-Money Laundering Compliance Officer; (iii) recording-keeping and reporting practices in accordance with applicable law; (iv) reporting of suspicious activity to government authorities in accordance with applicable law; (v) anti-money laundering training; and (vi) independent testing for compliance. The Placement Agent will provide such periodic reports or certifications to the Fund regarding this program as the Fund may reasonably request.

(i)    The Placement Agent maintains all licenses and registrations necessary under applicable law and regulations (including the rules of the NASD) to provide the services required to be provided by the Placement Agent under this Agreement.

The representations and warranties set forth in this section are continuing during the term of this Placement Agreement and for so long as the Placement Agent’s Subscribers are invested in the Fund. The Placement Agent agrees to notify the Fund, in writing, if, during that time, any of the representations or warranties made by Placement Agent in this section become inaccurate or untrue, and of the facts relating thereto.

6.    Liability; Indemnification

(a)    The Fund agrees to indemnify, defend and hold the Placement Agent and its affiliates and their respective officers, directors, employees, agents, representatives and controlling persons free and harmless from and against any and all claims, demands, liabilities and reasonable expenses (including the cost of investigation or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Placement Agent and its affiliates and their respective officers, directors, employees, agents and/or any such controlling person may incur arising out of or based upon (i) any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading contained in the Memorandum or other Offering Documents (except to the extent such untrue statement or omission was made in reliance on and in conformity with information provided in writing to the Fund by the Placement Agent for inclusion in the Memorandum or other Offering Documents); (ii) any material breach by the Fund of any provision of this Agreement including any representation, warranty, covenant or agreement set forth herein; (iii) any material violation of any applicable law by the Fund or its officers, directors, employee, agents (other than the Placement Agent), or representatives; (iv) any actions of the Fund and its officers, directors, employees and agents relating to the sale of Units, including but not limited to any statements or representations, written or oral, concerning the Fund that such a party makes to the Placement Agent and its agents and representatives; (v) the actions of the Fund and its employees and agents relating to the Fund’s processing of Subscription Agreements and the servicing of customer accounts; or (vi) any act or omission made in respect of its function as Placement Agent; provided, however, that, in no event shall anything contained herein be so construed as to protect the Placement Agent against any liability to which the Placement Agent would otherwise be subject by reason of its gross negligence, willful misfeasance or bad faith or reckless disregard of its obligations and duties under this Agreement, or violation of any applicable law by the Placement Agent in connection with the distribution of Units. The Fund’s agreement to indemnify the Placement Agent, and other indemnitees as aforesaid is expressly conditional upon the Fund being promptly notified of any action brought against the Placement Agent, such notification to be given by letter or facsimile addressed to the Fund at the address set forth in this Agreement or other address communicated to the Placement Agent in writing (but only to the extent that the Fund is prejudiced by the failure to give prompt notice), and further conditional upon the Placement Agent reasonably cooperating with the Fund with respect to any claim or demand for which the Placement Agent seeks indemnity and promptly defending such claims if the Fund reasonably requests. In addition, any determination by the Fund under this Section 6(a) will be made in accordance with Section 17 of the 1940 Act. The Fund agrees to promptly notify the Placement Agent of the commencement of any litigation proceeding against the Fund or any of its officers or directors in connection with the issue and sale of any Units.

(b)    The Placement Agent agrees to indemnify, defend and hold the Fund and each controlling person free and harmless from and against any and all claims, demands, liabilities and reasonable expenses (including the cost of investigating or defending against such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which such party may incur, but only to the extent that such liability or expense incurred by such party resulting from such claims or demands shall arise out of or be based upon the Placement Agent’s gross negligence, willful misfeasance, bad faith or reckless disregard of its obligations and duties under this Agreement or violation by the Placement Agent of any applicable law in connection with the distribution of Units. The Placement Agent’s agreement to indemnify such party as aforesaid is expressly conditional upon the Placement Agent being promptly notified of any action brought against such party, such notification to be given by letter or facsimile addressed to the Placement Agent at its address set forth herein or other address communicated to the Fund in writing (but only to the extent that the Placement Agent is prejudiced by the failure to give prompt notice), and further conditional upon such party reasonably cooperating with the Placement Agent with respect to any claim or demand for which any of such party seeks indemnity and promptly defending such claims if the Placement Agent reasonably requests.

(c)    If recovery is not available under the foregoing indemnification provisions of this Section 6 for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution toward the amount paid or payable by such indemnified party as a result of the liabilities, claims, costs (including attorneys fees and expenses) damages and expenses referred to in Subsection (a) or (b) above. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering of the Units, the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any untrue statement or omission, and any other equitable considerations appropriate under the circumstance.

(d)    Promptly after receipt by either party of notice of any claim or the commencement of any action or proceedings with respect to which such party may be entitled to be indemnified hereunder, the party claiming a right to indemnification (the “Indemnified Party”) will notify the other party (the “Indemnifying Party”) in writing of such claim or the commencement of such action or proceedings, and the Indemnifying Party will assume the defense of such action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel as incurred. Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ counsel separate from the Indemnifying Party’s counsel and from any other party in such action if the Indemnified Party determines that a conflict of interest exists which makes counsel chosen by the Indemnifying Party not advisable or if the Indemnified Party reasonably determines that the Indemnifying Party’s assumption of the defense does not adequately represent the Indemnified Party’s interest. In such event the Indemnifying Party will pay the fees and disbursements of such separate counsel, but in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to local counsel) for the Indemnified Party in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

(e)    The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle any pending or threatened claim or proceeding related to or arising out of such engagement or transactions or conduct in connection therewith (whether or not the Indemnified Party is a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing the Indemnified Party from and holding the Indemnified Party harmless against all liability in respect of claims by any releasing party related to or arising out of such engagement or any transaction or conduct in connection therewith. The Indemnifying Party will also promptly reimburse the Indemnified Party for all reasonable expenses (including counsel fees) as they are incurred by the Indemnified Party in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is a party to such claim or proceeding) or in enforcing this Agreement.

(f)    The provisions of this Section 6 shall survive termination of this Agreement.

7.    Term and Termination

(a)    This Agreement will become effective for all purposes as of November 1, 2002 and will remain in effect for an initial term of two years from such date, unless terminated in accordance with the terms of this Agreement. Thereafter, this Agreement will continue in effect from year to year, provided that each such continuance is approved by the Fund’s Board of Directors, including the vote of a majority of the Directors who are not “interested persons” of the Fund within the meaning of the 1940 Act.

(b)    Either party may terminate this Agreement without cause, upon sixty (60) days’ prior written notice to the other party, or, if there has been a material breach of any condition, warranty, representation or other term of this Agreement by one party, by written notice to such breaching party at any time; provided however, that if this Agreement is terminated as to a specific Series of Units, this Agreement shall only be deemed terminated with respect to that Series. This Agreement shall terminate automatically in the event of its “assignment” within the meaning of the 1940 Act.

8.    Notices

Any notices under this Agreement shall be given in writing, sent by hand, overnight courier, telecopier or certified or registered mail to the address set forth below or to such other address as shall have been specified in writing to the other party hereto, and shall be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch.

If to a the Fund:

Citigroup Alternative Investments
    Multi-Adviser Hedge Fund Portfolios LLC
388 Greenwich Street, 16th Floor
New York, NY 10013
Facsimile: (212) 816-0720
Attention: Clifford De Souza, President

With a copy to:

Citigroup Alternative Investments LLC
399 Park Avenue, 7th Floor
New York, NY 10043
Facsimile: (212) 793-8745
Attention: Millie Kim, General Counsel

If to the Placement Agent:

Salomon Smith Barney Inc.
388 Greenwich Street, 29th Floor
New York, NY 10013

Facsimile: (212) 816-4255
Attention: Robert Case

With a copy to:

Smith Barney Asset Management
300 First Stamford Place
Stamford, CT 06902
Attention: General Counsel

9.    Confidentiality.

(a)    The Fund hereby acknowledges that it has received or will receive written and/or oral information, including the names of the Placement Agent’s Subscribers (such information being referred to in this Section 9 as “Customer Information”) from the Placement Agent regarding those customers of the Placement Agent that subscribe for Units and that all such Customer Information has been or will be furnished to it subject to the provisions of this Section 9. The Fund agrees that it will use, and that it will ensure that all of its affiliates and agents and other entities providing services with respect to the Fund use, the Customer Information solely in connection with the subscription for Units by Customers, the booking of such Units, the administration of the Fund and the performance of their respective roles with respect to the Fund and its Units, and for no other purpose whatsoever. Furthermore, the Fund agrees that it will not disclose or make available, and will ensure that none of its affiliates or agents or other entities providing services with respect to the Fund discloses or makes available, any Customer Information to any person or entity that does not have a need to know such Customer Information in connection with the foregoing. Specifically, and without limitation of the foregoing, the Fund agrees that it will not disclose or make available, and will ensure that none of its affiliates or agents or other entities providing services with respect to the Fund discloses or makes available, any Customer Information to any persons or entities responsible for or involved in the marketing of products or services to customers of such entities.

(b)    The Placement Agent acknowledges and agrees that the Fund and its respective affiliates may disclose Customer Information or portions thereof (1) at the request of a regulatory agency or in connection with an examination of the Fund or such affiliate by regulatory examiners; (2) pursuant to subpoena or other legal process; (3) at the express direction of any other authorized government agency; (4) to its internal or external attorneys or auditors; (5) to others to whom the Fund or such affiliate is required to make such disclosure by law or regulation, and in any of the circumstances mentioned in clause (2), (3), or (5), the Fund shall (to the extent permitted by law) give the Placement Agent reasonable prior notice of any such disclosure and shall, in any event, advise the Placement Agent of any such disclosure to the extent permitted by law.

(c)    The provisions of this Section 9 shall not apply to information concerning customers that is obtained in any manner other than pursuant to this Agreement.

(d)    The provisions of this Section 9 shall survive the termination of this Agreement.

10.    Delegation

The Placement Agent shall be entitled to delegate all or any of its duties, functions or powers under this Agreement to another person or persons as sub-agent or sub-agents subject to the approval of the Fund (and the Administrator shall be authorized to provide such approval on behalf of the Fund). The Placement Agent shall be solely responsible, however, for the acts and omissions of any such sub-agent and for the payment of any remuneration to such sub-agent.

11.    Miscellaneous

(a)    This Agreement is to be governed by, and construed in accordance with, the laws of the State of New York without giving effect to choice of law principles, and the provisions of the 1940 Act (which provisions shall control in the event of any conflict between the laws of the State of New York and the 1940 Act). Neither this

Agreement nor any term hereof may be amended, changed, waived, discharged or terminated except by an instrument in writing signed by both parties.

(b)    This Agreement sets forth the entire agreement between the parties hereto and replaces and supersedes all other understandings, commitments, and agreements relating to the subject matter hereof.

(c)    If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall remain enforceable to the extent permissible.

(d)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e)    The parties to this Agreement agree that the obligations of the Fund under this Agreement will not be binding upon any Directors or members of the Fund, or upon any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the first above written.

CITIGROUP ALTERNATIVE INVESTMENTS
MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

By:_____________________________________
Name:
Title:

SALOMON SMITH BARNEY INC.

By: ____________________________________
Name:
Title:

Appendix A

Operating Procedures

Unless otherwise agreed by the parties, the Fund agrees that it will not accept any subscriptions for Units directly from the Placement Agent’s Subscribers and that any such subscriptions must be made through the Placement Agent.

Unless otherwise agreed by the parties, the Placement Agent will deliver all Subscription Agreements to the Fund, and the Fund and/or the Administrator will be responsible for reviewing all Subscription Agreements to confirm that they have been completed in their entirety.

The Fund will be responsible for maintaining records of all Placement Agent’s Subscribers and for providing Placement Agent’s Subscribers, on a timely basis, with at least quarterly statements of subscriptions and repurchases, with at least quarterly unaudited performance information for the Fund, with all Fund reports, letters or other communications issued to the Fund’s members and with any supplements or amendments to the Memorandum. The Fund also will be responsible for providing the Placement Agent’s Subscribers with confirmations of subscriptions and repurchases. To the extent authorized by the Placement Agent’s Subscribers, the Fund will simultaneously furnish Placement Agent as well as each Placement Agent’s Subscriber’s “Financial Consultant” with a copy of each such confirmation.

The Placement Agent’s Subscribers must comply with all subscription and repurchase procedures, including deadlines, set forth in the Memorandum or otherwise communicated by the Fund to the Placement Agent with respect to the transmission of subscription and repurchase requests.

The Placement Agent will provide to the Fund a list of the Placement Agent’s Financial Consultants and other appropriate parties who are to receive copies of statements from the Fund.